Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2020, with respect to the consolidated balance sheets of ClearOne, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ TANNER LLC

Salt Lake City, Utah

May 7, 2020

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